Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

SYNERGY PHARMACEUTICALS INC.

and

CALLISTO PHARMACEUTICALS, INC.

Dated as of July 20, 2012

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 20, 2012, by and between SYNERGY PHARMACEUTICALS INC., a Delaware corporation (“Synergy”), and CALLISTO PHARMACEUTICALS, INC., a Delaware corporation (the “Callisto”).

RECITALS:

A.            Upon the terms and subject to the conditions set forth this Agreement (as defined in Section 1.2 hereof) and in accordance with the Delaware General Corporation Law (the “Delaware Law”), Synergy and Callisto intend to enter into a business combination transaction.

B.            The Board of Directors of Synergy (i) has determined that the Merger (as defined in Section 1.1 hereof) is fair to and in the best interests of Synergy and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of the Synergy adopt and approve this Agreement and approve the Merger

C.            The Board of Directors of Callisto (i) has determined that the Merger is fair to and in the best interests of Callisto and its stockholders, and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Callisto adopt and approve this Agreement and approve the Merger.

D.            Concurrently with the execution of this Agreement, and as a condition and inducement to Synergy’s willingness to enter into this Agreement, certain affiliates of Callisto are entering into Voting Agreements, in the form attached hereto as Exhibit A (each, a “Voting Agreement” and, collectively, the “Voting Agreements”).

E.             The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1   The Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Callisto shall be merged with and into Synergy (the “Merger”), the separate corporate existence of Callisto shall cease and Synergy shall continue as the surviving corporation. Synergy, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2   Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit B with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Callisto and Synergy and specified in the Certificate of Merger) being referred to herein as the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below).  Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger.  The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3   Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Callisto shall vest in the Surviving Corporation, and all debts, liabilities and duties of Callisto shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation; Bylaws.

(a)   Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Synergy shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

(b)   Bylaws.  The Bylaws of Synergy as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5   Directors and Officers.

(a)   Directors.  At the Effective Time, the Board of Directors of Synergy shall consist of (i) Gabriele Cerrone, (ii) Gary Jacob, (iii) John Brancaccio, (iv) Thomas Adams, (v) Chris McGuigan, (vi) Melvin Spigelman and (vii) Alan Joslyn, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws, each as amended to date, of Synergy, until their respective successors shall have been elected and qualified or until otherwise provided by law.

(b)   Officers. At the Effective Time, the Officers of Synergy shall consist of (i) Gary Jacob, (ii) Kunwar Shailubhai and (iii) Bernard Denoyer, each of such officers to hold their respective office at the discretion of the Board of Directors.

1.6   Effect on Capital Stock.  Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Callisto or the holders of any of the following securities, the following shall occur:

(a)   Conversion of Callisto Common Stock. Each share of Common Stock, par value $0.0001 per share, of Callisto (“Callisto Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, which shall be handled as set forth in Section 1.11, shall be canceled and extinguished and automatically converted (subject to Section 1.6(e) and Section 1.6(f) hereof) into the right to receive .17 (the “Exchange Ratio”) shares of Common Stock, par value $0.0001 per share, of Synergy (the “Synergy Common Stock”).  If any shares of Callisto Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Callisto, then the shares of Synergy Common Stock issued in exchange for such shares of Callisto Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Synergy Common Stock may accordingly be marked with appropriate legends.  Callisto shall take all action that may be necessary to ensure that, from and after the Effective Time, Synergy is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(b)   Assumption of Callisto Preferred Stock. Each share of Series A Convertible Preferred Stock, par value $0.0001 per share, of Callisto (“Callisto Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be exchanged for such number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Synergy (“Synergy Preferred Stock”) as would be issuable pursuant to the Exchange Ratio, with a pro rata adjustment to the exercise price of such Synergy Preferred Stock.

(c)   Stock Options and Warrants. At the Effective Time, (i) all options to purchase Callisto Common Stock then outstanding under (A) any stock option plan of Callisto, all of which are identified in Section 2.3(a) (the “Callisto Option Plans”) and (B) any other arrangements to purchase capital stock of Callisto (“Callisto Option Arrangements” and, together with the Callisto Option Plans, the “Callisto Stock Plans”), (ii) all warrants to purchase Callisto

Common Stock (“Callisto Warrants”), (iii) the Assumed Option (as defined in Section 5.9(c)) and (iv) all stock appreciation or phantom stock rights of Callisto, shall be treated as set forth in Section 5.9 hereof.

(d)   Cancellation of Synergy Common Stock owned by Callisto.  At the Effective Time, each issued and outstanding share of Synergy Common Stock held by Callisto immediately prior to the Effective Time shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(e)   Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Synergy Common Stock or Callisto Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Synergy Common Stock or Callisto Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)    Fractional Shares. No fraction of a share of Synergy Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Callisto Common Stock and Callisto Preferred Stock who would otherwise be entitled to a fraction of a share of Synergy Common Stock (after aggregating all fractional shares of Synergy Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Synergy Common Stock.

1.7   Share Issuance Process.

(a)   Synergy to Provide Common Stock.  Promptly following the Effective Time, Synergy shall make available for delivery in accordance with this Article I, the shares of Synergy Common Stock issuable pursuant to Section 1.6 hereof.  Such shares shall be issuable in accordance with stock register of Callisto as of the Effective Time, to each holder of record as of such time (other than holders of Dissenting Shares).  Physical stock certificates of Callisto Common Stock and Callisto Preferred Stock shall not be required to be exchanged for Synergy Common Stock certificates and shall be deemed to be automatically issuable in exchange for outstanding shares of Callisto Common Stock and Callisto Preferred Stock.  All shares of Callisto Common Stock and Callisto Preferred Stock shall be deemed to no longer be issued and outstanding as of the Effective Time, subject to rights of holders of Dissenting Shares as set forth below.

(b)   Transfers of Ownership.  If certificates representing shares of Synergy Common Stock are to be issued in a name other than that reflected on Callisto’s stock register, it will be a condition of the issuance thereof that the persons requesting such exchange will have paid to Synergy or any agent designated by it, any transfer or other taxes required by reason of the issuance of certificates representing shares of Synergy Common Stock in any name other than that of the registered holder of Callisto Common Stock, Callisto Preferred Stock, or established to the satisfaction of Synergy or any agent designated by it that such tax has been paid or is not payable.

(c)   No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither Synergy nor any other party hereto shall be liable to a holder of shares of Synergy Common Stock, Callisto Common Stock or Callisto Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8   No Further Ownership Rights in Callisto Common Stock.  All shares of Synergy Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Callisto Common Stock and Callisto Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Callisto Common Stock and Callisto Preferred Stock which were outstanding immediately prior to the Effective Time. If, at any time following the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9   Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Synergy shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Synergy Common Stock into which the shares of Callisto Common Stock or Callisto Preferred Stock represented by such Certificates were converted pursuant to Section 1.6 hereof.

1.10 Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.  None of the parties hereto shall take any action that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.11 Dissenting Shares.  Notwithstanding anything contained herein, the shares of Callisto Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Callisto Stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into Synergy Common Stock, unless and until such Callisto Common Stockholders shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262 of Delaware Law; and any such Callisto Common Stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Delaware Law. If any such Callisto Common Stockholder shall have waived in writing or failed to perfect or shall have effectively withdrawn or lost such right, such Callisto Common Stockholder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for Synergy Common Stock without any interest thereon. Callisto will promptly comply with its obligations under Section 262 of the Delaware Law and will give Synergy prompt notice of any demands and withdrawals of such demands received by Callisto for appraisals of Dissenting Shares.

1.12         Taking of Necessary Action; Further Action.  If, at any time following the Effective Time, any further action is necessary or desirable to carry out the purposes and intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Callisto, the officers and directors of Callisto shall take all such lawful and necessary action.

1.13 Callisto Statements Regarding Synergy.  The parties acknowledge that Callisto filed consolidated financial statements that include the financial results of Synergy; however the intent of this Agreement is for Callisto to provide representations and warranties on all information in its possession other than information specific to Synergy that it would obtain from Synergy.  Therefore, all references throughout this Agreement to “Callisto,” “Callisto and it subsidiaries,” “Callisto or its subsidiaries” and/or “Callisto nor any of its subsidiaries” shall be references to Callisto and all of its subsidiaries other than Synergy and any references to predecessor shall be references to all predecessors of Callisto other than Synergy and representations regarding financial statements shall be representations solely with regard to information that does not include information provided by Synergy and shall solely be information pertaining to Callisto and its subsidiaries other than Synergy.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CALLISTO

Callisto hereby represents and warrants to Synergy, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies; provided, however, that if any Section of the Callisto Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Callisto Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in a disclosure letter supplied by Callisto to Synergy, dated as of the date hereof and certified by a duly authorized officer of Callisto (the “Callisto Disclosure Letter”), as follows:

2.1   Organization and Qualification; subsidiaries.

(a)   Each of Callisto and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of Callisto and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Callisto or its subsidiaries .  Each of Callisto and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Callisto or its subsidiaries .

(b)   Callisto has no subsidiaries except for the entities identified in Section 2.1(b) of the Callisto Disclosure Letter.  Neither Callisto nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Neither Callisto nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

2.2   Certificate of Incorporation and Bylaws.  Callisto and each of its subsidiaries has previously furnished to Synergy a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of Callisto and each of its subsidiaries are in full force and effect.  Neither Callisto nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

2.3   Capitalization.

(a)   The authorized capital stock of Callisto consists of 225,000,000 shares of Callisto Common Stock and 20,000,000 shares of Preferred Stock, of which 700,000 shares are designated Series A Preferred Stock and 2,500,000  shares are designated Series B Preferred Stock.  As of the close of business on the date hereof, (i)  158,743,343 shares of Callisto Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Callisto Common Stock were held in treasury by Callisto or by any subsidiaries of Callisto, (iii) 8,000 shares of Series A Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iv) no shares of Series B Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (v)  3,113,817 shares of Callisto Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Callisto Common Stock under the 1996 Incentive and Non-Qualified Stock Option Plan (the “1996 Plan”), (vi) 2,256,500 shares of Callisto Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Callisto Common Stock under the 2005 Equity Compensation Incentive Plan (the “2005 Plan”), (vii)  140,500 shares of Callisto Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Callisto Common Stock under the 2005 Directors’ Stock Option Plan (the “2005 Directors’ Plan”, and collectively with the 1996 Plan and the 2005 Plan, the “Callisto Plans”), (viii) 1,924,555 shares of Callisto Common Stock were reserved for issuance upon exercise of non-plan options to purchase Callisto Common Stock, (ix) 988,741 shares of Callisto Common Stock were reserved for issuance upon the exercise of the outstanding Callisto Warrants and (x) 1,000,000 shares of Synergy Common Stock held by Callisto were reserved by Callisto upon the exercise of the Assumed Option (as defined in Section 5.9(c)). All issued and outstanding Callisto Common Stock and all issued and outstanding capital stock of all subsidiaries held by Callisto is held by the persons and in the amount reflected in Section 2.3(a) of the Callisto Disclosure Letter.  Section 2.3(a) of the Callisto Disclosure Letter sets forth the following information with respect to each Callisto Stock Option (as defined in Section 5.9 hereof) outstanding as to the date of the Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Callisto Stock Option was granted; (iii) the number of shares of Callisto Common Stock subject to such Callisto Stock Option; (iv) the exercise price of such Callisto Stock Option; (v) the date on which such Callisto Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Callisto Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Callisto has made available to Synergy accurate and complete copies of all stock option plans pursuant to which Callisto has granted such Callisto Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Callisto Stock Options. All shares of Callisto Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non assessable. Except as set forth in Section 2.3(a) of the Callisto Disclosure Letter, there are no commitments or agreements of any character to which Callisto is bound obligating Callisto to accelerate the vesting of any Callisto Stock Option as a result of the Merger. All outstanding shares of Callisto Common Stock, all outstanding Callisto Stock Options, and all outstanding shares of capital stock of each subsidiary of Callisto have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b)   Except for securities Callisto owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Callisto, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) or 2.3(a) of the Callisto Disclosure Letter or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Callisto or any of its subsidiaries is a party or by which it is bound obligating Callisto or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Callisto or any of its subsidiaries or obligating Callisto or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Callisto or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Callisto or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4   Authority Relative to this Agreement.  Callisto has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Callisto of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Callisto and the consummation by Callisto of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Callisto and no other corporate proceedings on the part of Callisto are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Callisto Common Stock in accordance with Delaware Law and Callisto’s Certificate of Incorporation and Bylaws).  This Agreement has been duly and validly executed and delivered by Callisto and, assuming the due authorization, execution and delivery by Synergy, constitute legal and binding obligations of Callisto, enforceable against Callisto in accordance with their respective terms.

2.5   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by Callisto does not, and the performance of this Agreement by Callisto will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Callisto or any of its subsidiaries , (ii) subject to obtaining the approval of Callisto’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making registrations, filings and notifications set forth in Section 2.5(b) hereof (or Section 2.5(b) of the Callisto Disclosure Letter), to the best of Callisto’s knowledge, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Callisto or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Callisto’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Callisto or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Callisto or any of its subsidiaries is a party or by which Callisto or any of its subsidiaries or its or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to Callisto Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of shares of Callisto Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Callisto or its subsidiaries .

(b)         The execution and delivery of this Agreement by Callisto does not, and the performance of this Agreement by Callisto will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the filing and recordation of the Merger Certificate as required by the Delaware Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Callisto from performing its obligations under this Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Callisto or its subsidiaries .

2.6         SEC Filings.  Callisto has made available to Synergy a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Synergy with the SEC on or after January 1, 2010 and prior to the date of this Agreement (the “Callisto SEC Reports”), which are all the forms, reports and documents required to be filed by Callisto with the SEC since such date.  The Callisto SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Callisto’s subsidiaries is required to file any reports or other documents with the SEC.

2.7         Compliance; Permits.

(a)          Neither Callisto nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Callisto or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Callisto or any of its subsidiaries is a party or by which Callisto or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Callisto or its subsidiaries .  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Callisto, threatened against Callisto or its subsidiaries , nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Callisto or any of its subsidiaries .

(b)         Callisto and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Callisto and its subsidiaries taken as a whole (collectively, the “Callisto Permits”).  Callisto and its subsidiaries are in compliance in all material respects with the terms of the Callisto Permits.

2.8         No Undisclosed Liabilities.  Neither Callisto nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations, financial condition or prospects of Callisto and its subsidiaries taken as a whole except (i) liabilities provided for in Callisto Balance Sheet, (ii) reflected in the Disclosure Letter, or (iii) liabilities incurred since Callisto Balance Sheet date in the ordinary course of business.  At the Effective Time, the amount of liabilities of Callisto being assumed by Synergy shall be no greater than $1,700,000.

2.9         Absence of Certain Changes or Events.  Since the date of the last filed SEC Report, there has not been: (i) any Material Adverse Effect on Callisto or any of its subsidiaries , (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Callisto’s or any of its subsidiaries’  capital stock, or any purchase, redemption or other acquisition by Callisto of any of Callisto’s capital stock or any other securities of Callisto or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Callisto’s or any of its subsidiaries’  capital stock, (iv) any granting by Callisto or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Callisto or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Callisto or any of its subsidiaries of any increase in severance or termination pay or any entry by Callisto or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Callisto of the nature contemplated hereby, (v) entry by Callisto or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than licenses in the ordinary course of business consistent with past practice, and other than licenses disclosed on Section 2.19(j) of the Callisto Disclosure Letter, (vi) any material change by Callisto in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by Callisto of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of Callisto other than in the ordinary course of business.

2.10                                                   Absence of Litigation.  Except as set forth in Section 2.10 of the Callisto Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of Callisto, threatened (or, to the knowledge of Callisto, any governmental or regulatory investigation pending or threatened) against Callisto or any of its subsidiaries or any properties or rights of Callisto or any of its subsidiaries , before any Governmental Entity.

2.11                                                   Employee Benefit Plans.

(a)          All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Callisto Plans”) covering (i) any active or former employee, director or consultant of Callisto, (ii) any subsidiary of Callisto , or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Callisto within the meaning of Section 414 of the Code (an “Affiliate”), or with respect to which Callisto has or, to Callisto’s knowledge, may in the future have liability (excluding consideration of Synergy and its subsidiaries as Affiliates following the Effective Time), are listed in Section 2.11(a) of the Callisto Disclosure Letter. Callisto has provided to Synergy: (i) correct and complete copies of all documents embodying each Callisto Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Callisto Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Callisto Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Callisto Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to such application or letter; (v) all material correspondence to or from any governmental agency relating to any Callisto Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for each Callisto Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Callisto Plan; (xi) if Callisto Plan is funded, the most recent annual and periodic accounting of Callisto Plan assets; (x) all material written agreements and contracts relating to each Callisto Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Callisto Plan or proposed Callisto Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Callisto Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Callisto Plan.

(b)         Each Callisto Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA or the Code, which are applicable to such Callisto Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Callisto Plan activities) has been brought, or to the knowledge of Callisto is threatened, against or with respect to any such Callisto Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Callisto, threatened by the Internal Revenue Service or Department of Labor with respect to any Callisto Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to Callisto Plans have been timely made or accrued.  Section 2.11(b) of the Callisto Disclosure Letter includes a listing of the accrued vacation liability of Callisto as of December 31, 2010. Any Callisto Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.  Callisto does not have any plan or commitment to establish any new Callisto Plan, to modify any Callisto Plan (except to the extent required by law or to conform any such Callisto Plan to the requirements of any applicable law, in each case as previously disclosed to Synergy in writing, or as required by this Agreement), or to enter into any new Callisto Plan. Each Callisto Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Synergy, Callisto or any of its Affiliates (other than ordinary administration expenses).

(c)          Neither Callisto, any of its subsidiaries , nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Callisto or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.  Neither Callisto, any of its subsidiaries , nor any officer or director of Callisto or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Callisto, threatened by the IRS or DOL with respect to any Callisto Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Callisto Plan.

(d)         Neither Callisto, any of its subsidiaries , nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Callisto or any of its subsidiaries .  None of Callisto Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither Callisto nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)          Neither Callisto nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of Callisto or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Callisto, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Callisto, threatened labor dispute involving Callisto or any of its subsidiaries and any group of its employees nor has Callisto or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Callisto and its subsidiaries consider their relationships with their employees to be good.  Callisto and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Callisto or any of its subsidiaries under any Callisto Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Callisto Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)         No payment or benefit that will or may be made by Callisto or its Affiliates with respect to any employee will be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(h)         Neither Callisto nor any subsidiary has or is required to have an International Employee Plan (as defined below).  For purposes of this Section “International Employee Plan” shall mean each Callisto Plan that has been adopted or maintained by Callisto or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of Callisto or any of its subsidiaries outside the United States.

(i)             Except as set forth in Section 2.11(i) of the Callisto Disclosure Letter, no Callisto Plan provides, reflects or represents any liability to provide retiree health benefit to any person for any reason, except as may be required by COBRA or other applicable statute, and Callisto has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

2.12                                                   Labor Matters.  (i) There are no controversies pending or, to the knowledge of each of Callisto and its respective subsidiaries , threatened, between Callisto or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Callisto nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Callisto or its subsidiaries nor does Callisto or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Callisto nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Callisto or any of its subsidiaries .

2.13                                                   Registration Statement; Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Callisto for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1(a) hereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a) hereof) to be filed with the SEC by Synergy pursuant to Section 5.1(a) hereof will, on the dates mailed to the stockholders of Callisto, at the time of the Callisto Stockholders’ Meeting (as defined in Section 5.2(a) hereof) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  To the extent in Callisto’s reasonable control, the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, Callisto makes no representation or warranty with respect to any information supplied by Synergy which is contained in any of the foregoing documents, or any decision by Synergy to exclude or materially modify any information supplied by Callisto.

2.14                                                   Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Callisto or any of its subsidiaries or to which Callisto or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Callisto or any of its subsidiaries , any acquisition of property by Callisto or any of its subsidiaries or the conduct of business by Callisto or any of its subsidiaries as currently conducted.

2.15                                                   Title to Property.  Except as set forth on Section 2.15 of the Callisto Disclosure Letter, neither Callisto nor any of its subsidiaries owns any material real property.  Except as set forth on Section 2.15 of the Callisto Disclosure Letter, Callisto and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Callisto or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Callisto or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by Callisto and its subsidiaries , except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

2.16                                                   Taxes.

(a)          Definition of Taxes.  For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity .

(b)         Tax Returns and Audits.

(i)                                                 Callisto and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Callisto Returns”) relating to Taxes required to be filed by Callisto and each of its subsidiaries with any Tax authority, except such Returns which are not material to Callisto or which are for taxes being contested. Such Callisto Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Callisto Returns have been paid.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Callisto or any of its subsidiaries .

(ii)                                              Callisto and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld.

(iii)                                           Neither Callisto nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Callisto or any of its subsidiaries , nor has Callisto or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                                          No audit or other examination of any Return of Callisto or any of its subsidiaries by any Tax authority is presently in progress, nor has Callisto or any of its subsidiaries been notified of any request for such an audit or other examination.

(v)                                             No adjustment relating to any Returns filed by Callisto or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Callisto or any of its subsidiaries or any representative thereof.

(vi)                                          Neither Callisto nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Callisto Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Callisto, other than any liability for unpaid Taxes that may have accrued since the date of Callisto Balance Sheet in connection with the operation of the business of Callisto and its subsidiaries in the ordinary course.

(vii)                                       There is no contract, agreement, plan or arrangement to which Callisto or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Callisto or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Callisto is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii)                                    Neither Callisto nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Callisto or any of its subsidiaries .

(ix)                                            Neither Callisto nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(x)                                               None of Callisto’s or its subsidiaries’  assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xi)                                            Neither Callisto nor any subsidiary of Callisto has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

2.17                                                   Environmental Matters.  Except as set forth on Section 2.17 of the Callisto Disclosure Letter, the operations of Callisto and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Callisto, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

“Environmental Law” means any law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.

§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any permit required by Environmental Laws for the operation of such company.

2.18                                                   Brokers.  Callisto has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.19                                                   Intellectual Property.

(a)          For the purposes of this Agreement, the following terms have the following definitions:

(i)                                                 “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; (x) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii)                                              “Callisto Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Callisto or any of its subsidiaries .

(iii)                                           “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(iv)                                          “Callisto Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Callisto or any of its subsidiaries .

(b)         Section 2.19(b) of the Callisto Disclosure Letter contains a complete and accurate list of (i) all Callisto Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Callisto Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of Callisto Registered Intellectual Property.

(c)          Section 2.19(c) of the Callisto Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of Callisto or any of its subsidiaries (collectively, “Callisto Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which Callisto or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d)         No Callisto Intellectual Property or Callisto Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Callisto or any of its subsidiaries , or which may affect the validity, use or enforceability of such Callisto Intellectual Property or Callisto Product.

(e)          Each item of Callisto Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Callisto Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Callisto Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Callisto Registered Intellectual Property.

(f)            Section 2.19(f) of the Callisto Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by Callisto within ninety (90) days of the date hereof with respect to any of Callisto Registered Intellectual Property.

(g)         Callisto owns and has good and exclusive title to each item of Callisto Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course).  Without limiting the generality of the foregoing, (i) to the knowledge of Callisto, Callisto is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Callisto and its subsidiaries , including the sale, distribution or provision of any Callisto Products by Callisto or any of its subsidiaries , (ii) Callisto owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Callisto Products or which Callisto or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of Callisto, the manufacture, sale or use of Callisto Products does not infringe any patents.

(h)   To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Callisto or any of its subsidiaries , or is incorporated into any of Callisto Products, Callisto and its subsidiaries have a written agreement with such third party with respect thereto and Callisto and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i)    Neither Callisto nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Callisto Intellectual Property, to any third party, or knowingly permitted Callisto’s rights in such Callisto Intellectual Property to lapse or enter the public domain other than for trademarks for Callisto Products no longer sold by Callisto for which Callisto has let the applicable trademark rights become abandoned in Callisto’s ordinary course of business.

(j)    Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 2.19(j) of the Callisto Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Callisto or any of its subsidiaries is a party (i) with respect to Callisto Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Callisto or any of its subsidiaries .

(k)   All contracts, licenses and agreements relating to either (i) Callisto Intellectual Property or (ii) Intellectual Property of a third party licensed to Callisto or any of its subsidiaries , are, to the knowledge of Callisto, in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements.  Each of Callisto and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Callisto, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Callisto’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent Callisto and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Callisto or any of its subsidiaries would otherwise be required to pay.  Following the Effective Time, the Surviving Corporation and its subsidiaries will be permitted to exercise all of Callisto’s and its subsidiaries’  rights under such contracts, licenses and agreements to the same extent as Callisto and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Callisto or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l)    The operation of the business of Callisto and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) Callisto’s and its subsidiaries’  design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of Callisto and its subsidiaries (including Callisto Products), and (ii) Callisto’s use of any product, device or process, to the knowledge of Callisto, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)  Callisto Intellectual Property constitutes all the Intellectual Property owned by Callisto or exclusively licensed to Callisto and used in and/or necessary to the conduct of the business of Callisto and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by Callisto and its subsidiaries , including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Callisto Products).

(n)   Neither Callisto nor any of its subsidiaries has received notice from any third party that the operation of the business of Callisto or any of its subsidiaries or any act, product or service of Callisto or any of its subsidiaries , infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o)   To the knowledge of Callisto, no person has or is infringing or misappropriating any Callisto Intellectual Property.

(p)   Callisto and each of its subsidiaries has taken reasonable steps to protect Callisto’s and its subsidiaries’ rights in Callisto’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Callisto or any of its subsidiaries , and, without limiting the foregoing, each of Callisto and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Synergy and all current and former employees and contractors of Callisto and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Callisto.

2.20                 Agreements, Contracts and Commitments.

(a)   Except as set forth on Section 2.20(a) of the Callisto Disclosure Letter, neither Callisto nor any of its subsidiaries is a party to or is bound by:

(i)            any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Callisto’s

Board of Directors, other than those that are terminable by Callisto or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Callisto;

(ii)           any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv)          any agreement, contract or commitment containing any covenant limiting in any respect the right of Callisto or any of its subsidiaries to engage in any line of business presently conducted by Callisto or any subsidiary,  or to compete with any person or granting any exclusive distribution rights;

(v)           any agreement, contract or commitment currently in force relating to the disposition or acquisition by Callisto or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Callisto or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Callisto’s subsidiaries ;

(vi)          any dealer, distributor, joint marketing or development agreement currently in force under which Callisto or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Callisto or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Callisto or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii)         any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Callisto and its subsidiaries taken as a whole;

(viii)        any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Callisto Product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Callisto Products, services or technology, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon written notice of ninety (90) days or less;

(ix)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)            any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi)           any other material agreement, contract or commitment currently in force that is outside the ordinary course of business or that has a value of $250,000 or more within a twelve (12) month period in any individual case.

(b)   Neither Callisto nor any of its subsidiaries , nor to it’s knowledge any other party to a Callisto Contract (as defined below), is in material breach, violation or default under, and neither Callisto nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Callisto or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Callisto Disclosure Letter (any such agreement, contract or commitment, a “Callisto Contract”) in such a manner as would permit any other party to cancel or terminate any such Callisto Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.21                 Insurance.  Callisto maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Callisto and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Callisto and its subsidiaries .  There is no material claim by Callisto or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Callisto is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Insurance Policies.

2.22                 Board Approval.  The Board of Directors of Callisto has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of Callisto, and (iii) recommended that the stockholders of Callisto approve and adopt this Agreement and approve the Merger.

2.23                 Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Callisto Common Stock is the only vote of the holders of any class or series of Callisto’s capital stock necessary to approve and adopt this Agreement and approve the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYNERGY

Synergy hereby represents and warrants to Callisto, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to the specific sections of this Agreement to which each such exception applies; provided, however, that if any section of the Synergy Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Synergy Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in the disclosure letter supplied by Synergy to Callisto, dated as of the date hereof and certified by a duly authorized officer of Synergy (the “Synergy Disclosure Letter”), as follows:

3.1   Organization and Qualification; subsidiaries.

(a)   Each of Synergy and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Synergy and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Synergy. Each of Synergy and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Synergy or its subsidiaries.

(b)   Synergy has no subsidiaries except for the corporations identified in Section 3.1(b) of the Synergy Disclosure Letter.  Neither Synergy nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Neither Synergy nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

3.2   Certificate of Incorporation and Bylaws.  Synergy and each of its subsidiaries has previously furnished to Callisto a complete and correct copy of its Second Amended and Restated Certificate of Incorporation and Bylaws as amended to date. Such Second Amended and Restated Certificate of Incorporation, Bylaws and equivalent organizational documents of

Synergy and each of its subsidiaries are in full force and effect. Neither Synergy nor any of its subsidiaries is in violation of any of the provisions of its Second Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.3   Capitalization.

(a)   The authorized capital stock of Synergy consists of 100,000,000 shares of Synergy Common Stock and 20,000,000 shares of Preferred Stock.  As of the close of business on the date hereof, (i) 65,806,178 shares of Synergy Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Synergy Common Stock were held in treasury by Synergy or by any subsidiaries of Synergy, (iii) 5,448,500 shares of Synergy Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Synergy Common Stock under the 2008 Equity Compensation Plan (the “2008 Plan”), (iv) 1,787,539 shares of Synergy Common Stock were reserved for issuance upon the exercise of outstanding non-plan options to purchase Synergy Common Stock, and (v) 5,647,203 shares of Synergy Common Stock were reserved for issuance upon the exercise of the outstanding Synergy Warrants.  As of the date hereof, no shares of Synergy Preferred Stock are issued or outstanding.  All outstanding shares of Synergy Common Stock, all outstanding Synergy Stock Options, and all outstanding shares of capital stock of each subsidiary of Synergy have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b)   Except for securities that Synergy owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Synergy that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially impact Synergy’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Synergy, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(b) of the Synergy Disclosure Letter or as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Synergy or any of its subsidiaries is a party or by which it is bound obligating Synergy or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Synergy or any of its subsidiaries or obligating Synergy or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Synergy or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Synergy or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

(c)           The shares of Synergy Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.

3.4   Authority Relative to this Agreement.  Synergy has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Synergy and the consummation by Synergy of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Synergy and no other corporate proceedings on the part of Synergy are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Synergy and, assuming the due authorization, execution and delivery by Callisto, constitute legal and binding obligations of Synergy, enforceable against Synergy in accordance with their respective terms.

3.5   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Synergy does not, and the performance of this Agreement by Synergy will not (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Synergy or any of its subsidiaries, (ii) subject to obtaining the approval of Synergy’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications, set forth in Section 3.5(b) hereof (or Section 3.5(b) of the Synergy Disclosure Letter), to the best of Synergy’s knowledge,  conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Synergy or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Synergy’s or any such subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Synergy or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Synergy or any of its subsidiaries is a party or by which Synergy or any of its subsidiaries or its or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to Synergy Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuances of shares of Synergy Common Stock, with respect to Synergy or any of its subsidiaries, except in the case of clauses (ii) or (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synergy or its subsidiaries.

(b)           The execution and delivery of this Agreement by Synergy does not, and the performance of this Agreement by Synergy will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i)  applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and foreign Governmental Entities and the rules and regulations promulgated thereunder,  (ii) the filing and recordation of the Certificate of Merger as required by the Delaware Law and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Synergy or Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synergy or its subsidiaries.

3.6   SEC Filings.  Synergy has made available to Callisto through EDGAR a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Synergy with the SEC on or after January 1, 2010 and prior to the date of this Agreement (the “Synergy SEC Reports”), which are all the forms, reports and documents required to be filed by Synergy with the SEC since such date.  The Synergy SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Synergy’s subsidiaries is required to file any reports or other documents with the SEC.

3.7   Compliance; Permits. (a) Neither Synergy nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Synergy or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Synergy or any of its subsidiaries is a party or by which Synergy or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Synergy or its subsidiaries.  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Synergy, threatened against Synergy or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synergy or any of its subsidiaries.

(b)   Synergy and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Synergy and its subsidiaries taken as a whole (collectively, the “Synergy Permits”).  Synergy and its subsidiaries are in compliance in all material respects with the terms of Synergy Permits.

3.8   No Undisclosed Liabilities.  Neither Synergy nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations,  financial condition or prospects of Synergy and its subsidiaries taken as a whole except (i) liabilities provided for in the Synergy SEC Filings, (ii) liabilities reflected in the Synergy Disclosure Letter, or (iii) liabilities incurred since the date reflected in the Synergy SEC Filings in the ordinary course of business.

3.9   Absence of Certain Changes or Events. Since the date of the last filed SEC Report, there has not been: (i) any Material Adverse Effect on Synergy or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Synergy’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Synergy of any of Synergy’s capital stock or any other securities of Synergy or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Synergy’s or any of its subsidiaries’ capital stock, (iv) any granting by Synergy or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Synergy or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Synergy or any of its subsidiaries of any increase in severance or termination pay or any entry by Synergy or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Synergy of the nature contemplated hereby, (v) entry by Synergy or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Synergy in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by Synergy of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of Synergy other than in the ordinary course of business.

3.10 Absence of Litigation.  There are no claims, actions, suits or proceedings pending or, to the knowledge of Synergy, threatened (or, to the knowledge of Synergy, any governmental or regulatory investigation pending or threatened) against Synergy or any of its subsidiaries or any properties or rights of Synergy or any of its subsidiaries, before any Governmental Entity.

3.11                 Employee Benefit Plans.

(a)   All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) (the “Synergy Plans”) covering (i) any active or former employee, director or consultant of Synergy, (ii) any subsidiary of Synergy, or (iii) any Affiliate, or with respect to which Synergy has or, to Synergy’s knowledge, may in the future have liability (excluding consideration of Callisto and its subsidiaries as Affiliates following the Effective Time), are listed in Section 3.11(a) of the Synergy Disclosure Letter. Synergy has provided to Callisto: (i) correct and complete copies of all documents embodying each Synergy Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Synergy Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Synergy Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Synergy Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to such application or letter; (v) all material correspondence to or from any governmental agency relating to any Synergy Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for each Synergy Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Synergy Plan; (xi) if the Synergy Plans is funded, the most recent annual and periodic accounting of Synergy Plan assets; (x) all material written agreements and contracts relating to each Synergy Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Synergy Plan or proposed Synergy Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Synergy Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Synergy Plan.

(b)   Each Synergy Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA or the Code, which are applicable to such Synergy Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Synergy Plan activities) has been brought, or to the knowledge of Synergy is threatened, against or with respect to any such Synergy Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Synergy, threatened by the Internal Revenue Service or Department of Labor with respect to any Synergy Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Synergy Plans have been timely made or accrued.  Section 3.11(b) of the Synergy Disclosure Letter includes a listing of the accrued vacation liability of Synergy and its subsidiaries as of December 31, 2011. Any Synergy Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code

(i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.  Synergy does not have any plan or commitment to establish any new Synergy Plan, to modify any Synergy Plan (except to the extent required by law or to conform any such Synergy Plan to the requirements of any applicable law, in each case as previously disclosed to Synergy in writing, or as required by this Agreement), or to enter into any new Synergy Plan. Each Synergy Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Synergy or any of its Affiliates (other than ordinary administration expenses).

(c)   Neither Synergy, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Synergy or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.  Neither Synergy, any of its subsidiaries, nor any officer or director of Synergy or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Synergy, threatened by the IRS or DOL with respect to any Synergy Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Synergy Plan.

(d)   Neither Synergy, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of  COBRA, the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Synergy or any of its subsidiaries.  None of the Synergy Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither Synergy nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)   Neither Synergy nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of Synergy or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Synergy, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Synergy, threatened labor dispute involving Synergy or any of its subsidiaries and any group of its employees nor has Synergy or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Synergy and its subsidiaries consider their relationships with their employees to be good.  Synergy and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Synergy or any of its subsidiaries under any Synergy Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Synergy Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)   No payment or benefit that will or may be made by Synergy or its Affiliates with respect to any employee will be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(h)   Neither Synergy nor any subsidiary has or is required to have an International Employee Plan.

(i)    Except as set forth in Section 3.11(i) of the Synergy Disclosure Letter, no Synergy Plan provides, reflects or represents any liability to provide retiree health benefit to any person for any reason, except as may be required by COBRA or other applicable statute, and Synergy has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

3.12                 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Synergy and its respective subsidiaries, threatened, between Synergy or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Synergy nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Synergy or its subsidiaries nor does Synergy or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Synergy nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Synergy or any of its subsidiaries.

3.13                 Registration Statement; Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Synergy for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Synergy, at the time of the Synergy Annual Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Synergy makes no representation or warranty with respect to any information supplied by Synergy which is contained in any of the foregoing documents, or any decision by Synergy to exclude or materially modify information supplied by Synergy.

3.14                 Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Synergy or any of its subsidiaries or to which Synergy or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Synergy or any of its subsidiaries, any acquisition of property by Synergy or any of its subsidiaries or the conduct of business by Synergy or any of its subsidiaries as currently conducted.

Except as set forth on Section 3.14 of the Synergy Disclosure Letter, neither Synergy nor any of its subsidiaries owns any material real property.  Except as set forth on Section 3.14 of the Synergy Disclosure Letter, Synergy and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Synergy or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Synergy or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by the Synergy and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

3.16                 Taxes.

(a)   Synergy and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Synergy Returns”) relating to Taxes required to be filed by Synergy and each of its subsidiaries with any Tax authority, except such Synergy Returns which are not material to Synergy. Such Synergy Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Synergy Returns have been paid.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Synergy or any of its subsidiaries.

(b)   Synergy and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

(c)   Neither Synergy nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Synergy or any of its subsidiaries, nor has Synergy or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)   No audit or other examination of any Synergy Return or any of its subsidiaries by any Tax authority is presently in progress, nor has Synergy or any of its subsidiaries been notified of any request for such an audit or other examination.

(e)   No adjustment relating to any Synergy Returns or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Synergy or any of its subsidiaries or any representative thereof.

(f)    Neither Synergy nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the financial statements included in the Synergy SEC Filings in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Synergy, other than any liability for unpaid Taxes that may have accrued since the date of the Synergy SEC Filings in connection with the operation of the business of Synergy and its subsidiaries in the ordinary course.

(g)   There is no contract, agreement, plan or arrangement to which Synergy or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Synergy or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Synergy is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h)   Neither Synergy nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Synergy or any of its subsidiaries.

(i)    Except as set forth on Schedule 3.16(i) of the Synergy Disclosure Letter, neither Synergy nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(j)    None of Synergy’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(k)   Neither Synergy nor any subsidiary of Synergy has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

3.17                 Environmental Matters.  Except as set forth on Section 3.17 of the Synergy Disclosure Letter, the operations of Synergy and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Synergy, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

3.18                 Brokers.  Synergy has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19                 Intellectual Property.

(a)   For the purposes of this Agreement, the following terms have the following definitions:

(i)            “Synergy Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Synergy or any of its subsidiaries.

(ii)           “Synergy Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Synergy or any of its subsidiaries.

(b)   Section 3.19(b) of the Synergy Disclosure Letter contains a complete and accurate list of (i) all Synergy Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Synergy Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world) related to any of Synergy Registered Intellectual Property.

(c)   Section 3.19(c) of the Synergy Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of Synergy or any of its subsidiaries (collectively, “Synergy Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which Synergy or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d)   No Synergy Intellectual Property or Synergy Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Synergy or any of its subsidiaries, or which may affect the validity, use or enforceability of such Synergy Intellectual Property or Synergy Product.

(e)   Each item of Synergy Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Synergy Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Synergy Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Synergy Registered Intellectual Property.

(f)    Section 3.19(f) of the Synergy Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by Synergy within ninety (90) days of the date hereof with respect to any of Synergy Registered Intellectual Property.

(g)   Synergy owns and has good and exclusive title to each item of Synergy Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course).  Without limiting the generality of the foregoing, (i) to the knowledge of Synergy, Synergy is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Synergy and its subsidiaries, including the sale, distribution or provision of any Synergy Products by Synergy or any of its subsidiaries, (ii) Synergy owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Synergy Products or which Synergy or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of Synergy, except as set forth on Schedule 3.19(g) of the Synergy Disclosure Letter, the manufacture, sale or use of Synergy Products does not infringe any patents.

(h)   To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Synergy or any of its subsidiaries, or is incorporated into any of Synergy Products, Synergy and its subsidiaries have a written agreement with such third party with respect thereto and Synergy and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i)    Neither Synergy nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Synergy Intellectual Property, to any third party, or knowingly permitted Synergy’s rights in such Synergy Intellectual Property to lapse or enter the public domain other than for trademarks for Synergy Products no longer sold by Synergy for which Synergy has let the applicable trademark rights become abandoned in Synergy’s ordinary course of business.

(j)    Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 3.19(j) of the Synergy Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Synergy or any of its subsidiaries is a party (i) with respect to Synergy Intellectual Property licensed or transferred to any third party, or (ii)

pursuant to which a third party has licensed or transferred any material Intellectual Property to Synergy or any of its subsidiaries.

(k)   All contracts, licenses and agreements relating to either (i) Synergy Intellectual Property or (ii) Intellectual Property of a third party licensed to Synergy or any of its subsidiaries, are, to the knowledge of Synergy, in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements.  Each of Synergy and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Synergy, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.  Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Synergy’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent Synergy and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Synergy or any of its subsidiaries would otherwise be required to pay.  Following the Effective Time, the Surviving Corporation and its subsidiaries will be permitted to exercise all of Synergy’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent as Synergy and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Synergy or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l)    The operation of the business of Synergy and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) Synergy’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of Synergy and its subsidiaries (including Synergy Products), and (ii) except as set forth on Schedule 3.19(l) of the Synergy Disclosure Letter, Synergy’s use of any product, device or process, to the knowledge of Synergy, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)  Synergy Intellectual Property constitutes all the Intellectual Property owned by Synergy or exclusively licensed to Synergy and used in and/or necessary to the conduct of the business of Synergy and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by Synergy and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Synergy Products).

(n)   Neither Synergy nor any of its subsidiaries has received notice from any third party that the operation of the business of Synergy or any of its subsidiaries or any act, product or service of Synergy or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o)   To the knowledge of Synergy, except as set forth on Schedule 3.19(o) of the Synergy Disclosure Letter, no person has or is infringing or misappropriating any Synergy Intellectual Property.

(p)   Synergy and each of its subsidiaries has taken reasonable steps to protect Synergy’s and its subsidiaries’ rights in Synergy’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Synergy or any of its subsidiaries, and, without limiting the foregoing, each of Synergy and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Synergy and all current and former employees and contractors of Synergy and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Synergy.

3.20         Agreements, Contracts and Commitments

(a)   Except as set forth on Section 3.20 of the Synergy Disclosure Letter, neither Synergy nor any of its subsidiaries is a party to or is bound by:

(i)            any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Synergy’s Board of Directors, other than those that are terminable by Synergy or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Synergy;

(ii)           any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv)          any agreement, contract or commitment containing any covenant limiting in any respect the right of Synergy or any of its subsidiaries to engage in any line of business presently conducted by Synergy or any subsidiary, or to compete with any person or granting any exclusive distribution rights;

(v)           any agreement, contract or commitment currently in force relating to the disposition or acquisition by Synergy or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Synergy or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Synergy’s subsidiaries;

(vi)          any dealer, distributor, joint marketing or development agreement currently in force under which Synergy or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Synergy or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Synergy or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii)         any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Synergy and its subsidiaries taken as a whole;

(viii)        any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Synergy product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Synergy product, services or technology, except agreements with manufacturers or distributors or sales representative in the normal course of business cancelable without penalty upon written notice of sixty (60) days or less;

(ix)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)            any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi)           any other material agreement, contract or commitment currently in force that is outside the ordinary course of business and that has a value of $250,000 or more within a twelve (12) month period in any individual case.

(b)          Neither Synergy nor any of its subsidiaries, nor to Synergy’s knowledge any other party to a Synergy Contract (as defined below), is in material breach, violation or default under, and neither Synergy nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Synergy or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Synergy Disclosure Letter (any such agreement, contract or commitment, a “Synergy Contract”) in such a manner as would permit any other party to cancel or terminate any such Synergy Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.21         Insurance.  Synergy maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Synergy and its subsidiaries (collectively, the “Synergy Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Synergy and its subsidiaries.  There is no material claim by Synergy or any of its subsidiaries pending under any of the Synergy Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Synergy is not aware of, and has not received notice under any Synergy Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Synergy Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Synergy Insurance Policies.

3.22         Board Approval.  The Board of Directors of Synergy has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of Synergy, and (iii) recommended that the stockholders of Synergy approve and adopt this Agreement and approve the Merger.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by Callisto and Synergy.

(a)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, the parties and each of its subsidiaries  shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the parties will promptly notify each other of any material event involving its business or operations.

(b)   Except as permitted or required by the terms of this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Synergy nor Callisto shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that the other party shall otherwise consent in writing:

(i)            purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(ii)           acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or similar alliances;

(iii)          incur or enter into any agreement, contract or other commitment or arrangement requiring such party or any of its subsidiaries to make payments in excess of $1,000,000 in any individual case, or $3,000,000 in the aggregate;

(iv)          engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

(v)           engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(vi)          agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(v), inclusive.

(c)   Notwithstanding anything contained in this Article IV, it is expressly agreed and understood that any action which might other fall within the description of Section 4.1(a) or 4.1(b), but which could not be reasonably expected to materially affect the business, operations or value of such party, shall not be prohibited by Article IV; provided, however, that prompt notice of any such actions shall be provided by the party taking such action to the other.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

(a)   As promptly as practicable after the execution of this Agreement, Callisto and Synergy shall prepare and file with the SEC a joint proxy statement/prospectus to be delivered to the stockholders of Callisto in connection with the Merger (the “Proxy Statement/Prospectus”), and Synergy shall prepare and file with the SEC a registration statement on Form S-4, in which the joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the issuance of Synergy Common Stock in or as a result of the Merger (the “Registration Statement”).  Each of Callisto and Synergy shall promptly provide all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement.  Each of Callisto and Synergy shall respond to any comments of the

SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing. Callisto and Synergy shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared or ordered effective by the SEC.  As promptly as practicable after the date of this Agreement, each of Callisto and Synergy shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state “blue sky” or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).  Each of Callisto and Synergy shall promptly supply upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Callisto and Synergy shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Callisto or Synergy, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of Callisto and Synergy, such amendment or supplement.

(b)   The Proxy Statement/Prospectus shall include the recommendation of each of the Boards of Directors of Callisto and Synergy in favor of adoption and approval of this Agreement and approval of the Merger, subject to the right of each of the Boards of Directors of the Callisto and Synergy to withhold, withdraw, amend, modify or change its recommendation and recommend a Superior Offer in accordance with Section 5.2(c) hereof.

5.2   Meeting of Callisto Stockholders.

(a)   Promptly after the date hereof, Callisto shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of Callisto (the “Callisto Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under Delaware Law and the Certificate of Incorporation and Bylaws of Callisto) within forty-five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger.  Subject to the terms of Section 5.2(c) hereof, Callisto shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals.  Callisto may adjourn or postpone Callisto Stockholders’ Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Callisto’s stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which Callisto Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Callisto Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Callisto Stockholders’ Meeting.  Callisto shall ensure that Callisto Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Callisto in connection with Callisto Stockholders’ Meeting are solicited, in compliance with Delaware Law, and the Certificate of Incorporation and Bylaws of Callisto, and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Callisto’s obligation to call, give notice of, convene and hold Callisto Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Callisto of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Callisto with respect to this Agreement and/or the Merger.

(b)   Unless the Board of Directors of Callisto shall have withheld, withdrawn, amended,  modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.2(c) hereof, (i) the Board of Directors of Callisto shall recommend that Callisto’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at Callisto Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Callisto has recommended that Callisto’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at Callisto Stockholders’ Meeting; and (iii) neither the Board of Directors of Callisto nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change in a manner adverse to Synergy, the recommendation of the Board of Directors of Callisto that Callisto’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

(c)   Nothing in this Agreement shall prevent the Board of Directors of Callisto from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption and approval of this Agreement or in favor of the adoption and approval of this Agreement and approval of the Merger if (i) a Superior Offer (as defined below) is made to Callisto and is not withdrawn, (ii) neither Callisto nor any of its representatives shall have violated the terms of Section 5.7 hereof and Callisto is not then in material breach of this Agreement and (iii) the Board of Directors of Callisto reasonably concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of Callisto to comply with its fiduciary obligations to Callisto’s stockholders under Delaware Law with respect to such Superior Offer; provided, however, that prior to publicly withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger, Callisto shall have given Synergy at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of Callisto’s Board of Directors) thereof and the opportunity to meet with Callisto and its counsel.  Nothing contained in this Section 5.2 shall limit Callisto’s obligation to hold and convene Callisto Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Callisto shall have been withheld, withdrawn, amended, modified or changed pursuant hereto).  For all purposes of and under this

Agreement, the term “Superior Offer” shall mean any bona fide, unsolicited written Acquisition Proposal (as defined in Section 5.5(b) hereof) on terms that the Board of Directors of Callisto determines in the good faith exercise of its reasonable judgment, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable and provide greater value to Callisto’s stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” pursuant hereto if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely, in the judgment of the Board of Directors of Callisto, to be obtained by such third party on a timely basis.

5.3   Meeting of Synergy Stockholders.

(a)   Promptly after the date hereof, Synergy shall take all action necessary in accordance with Delaware Law and its Second and Amended Restated Certificate of Incorporation and Bylaws of Synergy to convene a meeting of the stockholders of Synergy (the “ Synergy Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under Delaware Law and the Certificate of Incorporation and Bylaws of Synergy) within forty-five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger.  Synergy shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals.  Synergy may adjourn or postpone Synergy Stockholders’ Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Synergy’s stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which Synergy Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Synergy Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Synergy Stockholders’ Meeting.  Synergy shall ensure that Synergy Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Synergy in connection with Synergy Stockholders’ Meeting are solicited, in compliance with Delaware Law, and the Second and Amended Restated Certificate of Incorporation and Bylaws of Synergy, and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Synergy’s obligation to call, give notice of, convene and hold Synergy’s Stockholders’ Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of Synergy with respect to this Agreement and/or the Merger.

(b)   The Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Synergy has recommended that Synergy’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at Synergy Stockholders’ Meeting; and (ii) neither the Board of Directors of Synergy nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change in a manner adverse to Synergy, the recommendation of the Board of Directors of

Synergy that Synergy’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

5.4   Access to Information.  During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, each of Synergy and Callisto shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Synergy or Callisto, as applicable, to obtain all information concerning the business of such company, including, without limitation, the status of its product development efforts, properties, results of operations and personnel, as Synergy or Callisto may reasonably request.  No information or knowledge obtained by Synergy or Callisto during the course of any investigation conducted pursuant to this Section 5.5 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger contained herein.

5.5   No Solicitation.

(a)   During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, Callisto and its subsidiaries shall not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.5(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of Callisto, the terms of this Section 5.5(a) shall not prohibit Callisto from furnishing information regarding Callisto or any of its subsidiaries to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Callisto nor any representative of Callisto and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.5, (2) the Board of Directors of Callisto concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Callisto to comply with its fiduciary obligations to Callisto’s stockholders under Delaware Law, (3) (x) at least five (5) business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Callisto gives Synergy written notice of the identity of such person or group and of Callisto’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Callisto receives from such person or group an executed confidentiality agreement, and (4) contemporaneously with furnishing any such information to such person or group, Callisto furnishes such information to Synergy (to the extent such information has not been previously furnished by Callisto to Synergy). Callisto and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understood and agree that any violation of the restrictions set forth in this Section 5.6(a) by any officer, director or employee of Callisto or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Callisto or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by Callisto.  In addition to the foregoing, Callisto shall (i) provide Synergy with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Callisto, but in no event less than twelve (12) hours) of any meeting of the Board of Directors of Callisto at which the Board of Directors of Callisto is reasonably expected to consider a Superior Offer, and (ii) provide Synergy with at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of Callisto) of a meeting of the Board of Directors of Callisto at which the Board of Directors of Callisto is reasonably expected to recommend a Superior Offer to the stockholders of Callisto and together with such notice a copy of the definitive documentation relating to such Superior Offer.

(b)           For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving (i) any acquisition or purchase from Callisto by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a twenty-five percent (25%) interest in the total outstanding voting securities of Callisto or any of its subsidiaries , or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of Callisto or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Callisto pursuant to which the stockholders of Callisto immediately preceding such transaction would hold less than ninety five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of Callisto; or (iii) any liquidation or dissolution of Callisto.

(c)   In addition to the obligations of Callisto set forth in Section 5.5(a) hereof, Callisto shall advise Synergy, as promptly as practicable, and in any event within twenty-four (24) hours, orally, of (i) any request for information which Callisto reasonably believes could lead to an Acquisition Proposal or, (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which Callisto reasonably should believe could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v)  the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Callisto shall keep Synergy informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.6   Public Disclosure.  Synergy and Callisto shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange.  The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7   Reasonable Efforts; Notification.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each of Synergy and Callisto and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Synergy or Callisto or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(b)   Callisto shall give prompt notice to Synergy upon becoming aware that any representation or warranty made by Callisto in this Agreement has become untrue or inaccurate,

or that Callisto has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Callisto, or the conditions to the obligations of the parties under this Agreement.

(c)   Synergy shall give prompt notice to Callisto upon becoming aware that any representation or warranty made by Synergy in this Agreement has become untrue or inaccurate, or that Synergy has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Synergy, or the conditions to the obligations of the parties under this Agreement.

5.8   Third Party Consents.  As soon as practicable following the date hereof, Synergy and Callisto shall each use its respective commercially reasonable best efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9   Callisto Securities.  At the Effective Time:

(a)   each outstanding option to purchase shares of Callisto Common Stock (each, a “Callisto Stock Option”) under any Callisto Stock Plan, whether or not vested, shall be exchanged for such number of options under the Synergy Plans as would be issuable pursuant to the Exchange Ratio, with a pro rata adjustment to the exercise price of such Callisto Stock Option;

(b)   each outstanding warrant or obligation to issue a warrant to purchase shares of Callisto Common Stock (each, a “Callisto Warrant”), whether or not vested, shall be cancelled;

(c)   the outstanding option granted by Callisto to a third party to purchase shares of Synergy Common Stock (the “Assumed Option”), shall be assumed by Synergy;

(d)   The compensation committee of Callisto Board of Directors will not take any action to accelerate the vesting of any Callisto Stock Options as a result of the Merger.

5.10                 Indemnification.  From and after the Effective Time, Synergy shall honor in all respects the obligations of Callisto under any indemnification agreements between Callisto and any of its directors and officers as in effect on the date hereof (the “Indemnified Parties”) and any indemnification provisions under Callisto’s Certificate of Incorporation, Bylaws or resolution of the Board as in effect on the date hereof.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1   Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

(a)   Stockholder Approval.  This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of Callisto and Synergy.

(b)   Registration Statement Effective; Proxy Statement/Prospectus.  The SEC shall have declared or ordered the Registration Statement to be effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC. All Other Filings shall have been approved or declared effective and no stop order shall have been issued and no proceeding shall have been initiated to revoke any such approval or effectiveness.

(c)   No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)  NASDAQ Listing. The shares of Synergy Common Stock to be issued in the Merger and such other shares of Synergy Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

6.2   Additional Conditions to Obligations of Callisto.  The obligation of Callisto to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Callisto:

(a)   Representations and Warranties.  Each representation and warranty of Synergy contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above.   Callisto shall have received a certificate with respect to the foregoing signed on behalf of Synergy by duly authorized officer thereof.

(b)   Agreements and Covenants.  Synergy shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Callisto shall have received a certificate to such effect signed on behalf of Synergy by a duly authorized officer thereof.

(c)   Material Adverse Effect.  No Material Adverse Effect with respect to Synergy and its subsidiaries shall have occurred since the date of this Agreement.

(d)   Transaction Payment Waivers.  Synergy shall have received waivers from each executive of Synergy or any of its subsidiaries related to any rights they may have to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the consummation of the transactions set forth herein (the “Executive Transaction Payment Waivers”).

6.3   Additional Conditions to the Obligations of Synergy.  The obligations of Synergy to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Synergy:

(a)   Representations and Warranties. Each representation and warranty of Callisto contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above.  Synergy shall have received a certificate with respect to the foregoing signed on behalf of Callisto by a duly authorized officer thereof.

(b)   Agreements and Covenants.  Callisto shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Synergy shall have received a certificate to such effect signed on behalf of Callisto by a duly authorized officer thereof.

(c)   Material Adverse Effect.  No Material Adverse Effect with respect to Callisto and its subsidiaries shall have occurred since the date of this Agreement.

(d)   Consents. Callisto shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(d) of the Callisto Disclosure Letter.

(e)   Transaction Payment Waivers.  Callisto shall have received Executive Transaction Payment Waivers from each executive of Callisto or any of its subsidiaries related to any rights they may have to payments, bonuses, vesting, acceleration or other similar rights that are or may be triggered by the consummation of the transactions set forth herein.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Callisto and Synergy has been obtained in respect of this Agreement and the Merger:

(a)   by mutual written consent of Synergy and Callisto, duly authorized by the respective Boards of Directors of Synergy and Callisto;

(b)   by either Synergy or Callisto if the Merger shall not have been consummated by the date that is six (6) months following the date of this Agreement for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

(c)   by either Synergy or Callisto if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)   by either Synergy or Callisto if the requisite approval of the stockholders of Callisto contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Callisto, duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Callisto in the event that the failure to obtain the requisite approval of the stockholders of Callisto shall have been caused by the action or failure to act of Callisto, and such action or failure to act constitutes a breach of Section 5.2 of this Agreement;

(e)   by Synergy if a Triggering Event (as defined below) shall have occurred;

(f)    by Callisto, upon a breach of any representation, warranty, covenant or agreement on the part of Synergy set forth in this Agreement, or if any representation or warranty of Synergy shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Synergy’s representations and warranties or breach by Synergy is curable by Synergy through the exercise of its commercially reasonable efforts, then Callisto may not terminate this Agreement under this Section 7.1(f) for fifteen (15) calendar days following the delivery of written notice from Callisto to Synergy of such breach, provided Synergy continues to exercise commercially reasonable efforts to cure such breach (it being understood that Callisto may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Synergy is cured during such thirty (30) calendar day period);

(g)   by Synergy, upon a breach of any representation, warranty, covenant or agreement on the part of Callisto set forth in this Agreement, or if any representation or warranty of Callisto shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Callisto’s representations and warranties or breach by Callisto is curable by Callisto through the exercise of its commercially reasonable efforts, then Synergy may not terminate this Agreement under this Section 7.1(g) for fifteen (15) calendar days following the delivery of written notice from Synergy to Callisto of such breach, provided Callisto continues to exercise commercially reasonable efforts to cure such breach (it being understood that Synergy may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Callisto is cured during such thirty (30) calendar day period); or

(h)   by Synergy if a Material Adverse Effect with respect to Callisto or its subsidiaries shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect with respect to Callisto or its subsidiaries is curable by Callisto through the exercise of its commercially reasonable efforts, then Synergy may not terminate this Agreement under this Section 7.1(h) for fifteen (15) calendar days following the occurrence of such Material Adverse Effect, provided Callisto continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Synergy may not terminate this Agreement pursuant to this Section 7.1(h) if such Material Adverse Effect is cured during such thirty (30) calendar day period..

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if (i) the Board of Directors of Callisto or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Synergy its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Callisto shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Callisto in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Callisto shall have failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Synergy requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal; (iv) the Board of Directors of Callisto or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Callisto shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Callisto shall have been commenced by a person unaffiliated with Synergy or its stockholders and Callisto shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement indicating that Callisto recommends rejection of such tender or exchange offer.

7.2   Notice of Termination; Effect of Termination.  Any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto.  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, and as set forth in Section 7.3 and Article VIII (General Provisions) hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from any liability for any willful breach of this Agreement.

7.3   Fees and Expenses.  Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

7.4   Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

7.5   Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
LOCKUP

8.1   Lockup Each share of Synergy Common Stock received in connection with this Merger shall be subject to a lock-up beginning on the Effective Date and ending on the earlier of the eighteen (18) months after such date or a Change in Control, as defined below, (the “Lockup Period”). Each holder shall not without prior written consent, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Synergy Common Stock acquired pursuant to the Merger or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Synergy Common Stock, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Synergy Common Stock.

“Change of Control”  means the occurrence of any of the following transactions or series of transactions at any time: (a) the acquisition, direct or indirect, by any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of the legal, beneficial or equitable ownership of (i) at least fifty percent (50%) of the aggregate voting interests in the Surviving Corporation, or (ii) equity interests having the right to at least fifty percent (50%) of the profits of the Surviving Corporation; (b) the sale, lease, conveyance or other disposition to any Person of all or substantially all of the assets of the Surviving Corporation; (c) the consolidation of the Surviving Corporation with, or merger into, any Person; (d) the adoption of any plan relating to the liquidation or dissolution of the Surviving Corporation; (e) the acquisition of the right, whether direct or indirect, by any Person to appoint a majority of the board of directors of the Surviving Corporation; or (f) the acquisition of the right, whether direct or indirect, by any Person to Control the management of the Surviving Corporation.

8.2   Permitted Transfer.  Notwithstanding the foregoing, each holder of Synergy Common Stock received in the Merger (and any transferee of the Seller) may, without the Surviving Corporation’s prior written consent, transfer: (i) any remaining portion of Synergy Common Stock on or after the eighteen (18) month anniversary of the date hereof; (ii) sell any shares acquired by such holder through any means other than the shares acquired through or in connection with this Agreement; (iii) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein; (iv) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of such holder or the immediate family of such holder, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value; (v) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or (vi) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Synergy Common Stock subject to the provisions of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

ARTICLE IX
GENERAL PROVISIONS

9.1   Non-Survival of Representations and Warranties.  The representations and warranties of Callisto and Synergy contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)   if to Synergy (following the Effective Time), to:

Synergy Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 1609

New York, NY 10170

Attention:  Mr. Gary Jacob, PhD, CEO

Telephone No.: (212) 297-0020

Telecopy No.: (212) 297-0019

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, NY 10006
Attention:              Jeffrey Fessler, Esq.
Telephone No.: (212) 930-9700
Telecopy No.: (212) 930-9725

(b)           if to Callisto, to:

Callisto Pharmaceuticals, Inc.

420 Lexington Avenue, Suite 1609

New York, NY 10170

Attention:  Mr. Gary Jacob, PhD, CEO

Telephone No.: (212) 297-0020

Telecopy No.: (212) 297-0019

with a copy to:

Gracin & Marlow LLP
Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174
Attention:  Leslie Marlow, Esq.

Telephone No.:  (212) 907-6457
Telecopy No.:  (212) 208-4657

9.3   Interpretation; Knowledge.

(a)   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)   For purposes of this Agreement the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter or knowledge that such individual could reasonably be expected to obtain upon reasonable investigation or inquiry into such matter.

(c)   For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole.  For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.4   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5   Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Callisto Disclosure Letter and the Synergy Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 hereof.

9.6   Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7   Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8   Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.

9.9   Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11 WAIVER OF JURY TRIAL.  EACH OF SYNERGY AND CALLISTO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SYNERGY OR CALLISTO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective thereunto duly authorized offices, as of the date first written above.

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob

Name:	Gary S. Jacob

Title:	Chief Executive Officer

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Name:	Gary S. Jacob

Title:	Chief Executive Officer

**** AGREEMENT AND PLAN OF MERGER ****